Exhibit 10.1

TRANSITION AGREEMENT

This Transition Agreement (the “Agreement”) is made as of September 25, 2020 (“the Agreement Effective Date”) by and between Karyopharm Therapeutics Inc. (the “Company”) and Christopher B. Primiano (“Executive”) (together, the “Parties”). Capitalized terms used but not defined herein have the meanings set forth in the 2014 Offer Letter by and between Executive and the Company, as most recently amended on August 31, 2020 (the “Offer Letter”).

WHEREAS, Executive currently serves as Executive Vice President, Chief Business Officer, General Counsel and Secretary of the Company;

WHEREAS, Executive has notified the Company of his desire to transition from employment with the Company, and the Parties mutually have agreed to establish terms for Executive’s transition; and

WHEREAS, the Parties agree that the payments, benefits and rights set forth in this Agreement shall be the exclusive payments, benefits and rights due Executive in connection with his transition from the Company;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Resignation Date; Employment Transition Period –

(a) Executive’s effective date of resignation from employment with the Company will be the earlier of (i) March 19, 2021 and (ii) the fifth (5th) business day following the date the Company receives approval in writing from the U.S. Food and Drug Administration for the Company’s supplemental new drug application for XPOVIO based on the Phase 3 BOSTON study (as applicable, the “Resignation Date”). Executive hereby resigns, as of the Resignation Date, from any and all positions as an employee and officer of the Company and all applicable subsidiaries of the Company. Notwithstanding the foregoing, the Company retains the right to terminate Executive’s employment and remove Executive from any and all positions as an officer of the Company prior to the Resignation Date with or without Cause, as further described below.

If, between the Agreement Effective Date and the Resignation Date, the Company terminates Executive’s employment without Cause, the Company agrees to provide Executive with either thirty days’ written notice of such termination or payment in lieu of all or part thereof. Additionally, upon such termination without Cause, or upon a resignation for Good Reason, Executive will be eligible to receive the consideration set forth in Sections 2, 3 and 4 herein, subject to such requirements as set forth therein. Additionally, although nothing in this Agreement prohibits Executive from resigning from employment prior to the Resignation Date (with or without Good Reason), Executive acknowledges that, unless otherwise agreed to in writing by the Company, he will not be eligible to participate in the Post-Employment Transition Arrangement set forth in Section 4 if, prior to the Resignation Date, he resigns from the Company other than for Good Reason.

(b) The period between the Agreement Effective Date and the Resignation Date will be a preliminary transition period (the “Employment Transition Period”). During the Employment Transition Period, Executive is expected to perform the duties customarily associated with his position, including those that are reasonably assigned to Executive by the Chief Executive Officer of the Company; provided, however, that following the Agreement Effective Date, Executive agrees that any reduction in his position, authority, duties, or responsibilities shall not be grounds for a termination for Good Reason.

(c) Executive shall be paid, in accordance with the Company’s regular payroll practices, all unpaid base salary (pursuant to Section 2(a) of the Offer Letter) earned through the last day of Executive’s employment with the Company, including any amounts for accrued unused vacation time to which Executive is entitled through such date in accordance with Company policy, and shall also receive reimbursement of any properly incurred unreimbursed business expenses incurred through such date (together, the “Accrued Obligations”). As of Executive’s last day of employment, all salary payments from the Company will cease and any benefits Executive had as of such date under Company-provided benefit plans, programs, or practices will terminate, except as required by federal or state law or as otherwise specifically set forth in this Agreement. For the avoidance of doubt, in the event that Executive’s employment is (i) terminated either by Executive without Good Reason prior to the Resignation Date or (ii) by the Company for Cause at any time, then Executive will not be eligible to participate in the Post-Employment Transition Arrangement set forth in Section 4.

2.

Annual Bonus – Unless prior to December 31, 2020, either (i) Executive resigns from employment with the Company without Good Reason or (ii) the Company terminates Executive’s employment for Cause, the Company agrees to pay Executive his full target bonus for the 2020 fiscal year (pursuant to Section 2(b) of the Offer Letter), less applicable taxes and withholdings, on or about the same date that such annual bonuses are paid to other Company employees, but in no event later than March 15, 2021. For the avoidance of doubt, “full target bonus” means 40% of Executive’s base salary for fiscal year 2020.

3.

Annual Equity Grant – Unless prior to the date that the Company makes such annual equity awards to its executive officers, either (i) Executive resigns from employment with the Company without Good Reason or (ii) the Company terminates Executive’s employment for Cause, Executive will be entitled to receive, on the same basis as the Company’s other executive officers in good standing and serving in the position of Executive Vice President, annual equity awards under the Company’s 2013 Stock Incentive Plan that are anticipated to be granted to such executive officers in February 2021 (the “Future Grants”). Such Future Grants will be subject to the terms and conditions set forth in the applicable award agreement.

4.

Post-Employment Transition Arrangement – Provided Executive (i) signs and returns this Agreement on or before the Agreement Effective Date, (ii) complies with the terms and conditions set forth herein and (iii) remains employed by the Company through the

Resignation Date (unless earlier terminated either by the Company without Cause or by Executive for Good Reason), the Company will provide the following benefits in exchange for Executive remaining available to assist the Company with various matters:

a.

Medical Benefits – Should Executive timely elect and be eligible to continue receiving group health insurance pursuant to the “COBRA” law, the Company will, until the earlier of (x) December 31, 2021 and (y) the date on which Executive obtains alternative coverage (as applicable, the “COBRA Contribution Period”), pay 100% of the share of the premiums for such coverage to the same extent it was paying such premiums on Executive’s behalf immediately prior to the Executive’s last day of employment with the Company. All premium costs thereafter shall be paid by Executive on a monthly basis for as long as, and to the extent that, Executive remains eligible for COBRA continuation. Executive agrees that, should he obtain alternative medical and/or dental insurance coverage prior to December 31, 2021, he will so inform the Company in writing within five (5) business days of obtaining such coverage.

b.

Consulting Agreement – The Company will engage Executive as a consultant pursuant to the terms set forth in the Consulting Agreement attached hereto as Attachment A (the “Consulting Agreement”), which Consulting Agreement shall be executed on or before the Agreement Effective Date. Executive shall, during the Consultation Period (as defined in the Consulting Agreement) and pursuant to the terms set forth in the Consulting Agreement, provide services to the Company as a consultant. During the Consultation Period, and contingent on Executive’s continued provision of services to the Company, (i) Executive will receive consulting fees as set forth in the Consulting Agreement, and (ii) the outstanding equity awards previously granted to Executive by the Company and the Future Grants (collectively, the “Equity Awards”) will continue to vest and be exercisable in accordance with the applicable equity plans and agreements. For the avoidance of doubt, the Consulting Agreement will be null and void in the event that the Executive’s employment is terminated prior to the Resignation Date either (x) by Executive without Good Reason or (y) by the Company for Cause.

Other than the Post-Employment Transition Arrangement set forth in this Section 4 (including without limitation the opportunity to enter into the Consulting Agreement (and any payments pursuant to such Consulting Agreement)), the Accrued Obligations, and, as applicable, the payment of bonus and grant of any equity awards expressly set forth in Sections 2 and 3, respectively, Executive will not be eligible for, nor shall he have a right to receive, any payments or benefits from the Company following his last day of employment with the Company. For the avoidance of doubt, Executive acknowledges that, as of the Agreement Effective Date, he is not eligible for or entitled to receive any severance benefits pursuant to the Offer Letter or any other agreement between him and the Company or pursuant to any other plan or policy of the Company. Executive further acknowledges that he will not be eligible to enter into the Consulting Agreement if he fails to timely enter into this Agreement or if his employment is terminated prior to the Resignation Date either (a) by him other than for Good Reason, or (b) by the Company for Cause.

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5.

Ongoing Obligations – Executive acknowledges and reaffirms his obligation, except as otherwise permitted by Section 8 below, to keep confidential and not to use or disclose any and all non-public information concerning the Company acquired by him during the course of his employment with the Company, including, but not limited to, any non-public information concerning the Company’s business affairs, business prospects, and financial condition. Executive further acknowledges and reaffirms his obligations set forth in his March 17, 2014 Nondisclosure and Inventions Assignment Agreement by and between Executive and the Company (the “Restrictive Covenants Agreement”), which agreement remains in full force and effect, except, (i) with respect to any restrictions in Section 5.1 or Section 5.2 that would otherwise restrict Executive’s ability to practice law, which such restrictions are hereby waived; (ii) with respect to Executive’s non-competition obligations set forth in Section 5.1 Restrictive Covenants Agreement, which is hereby amended to be limited only to restricting Executive’s ability to engage in any business activity, either for himself or any entity other than the Company, principally related to the research, development, manufacture, marketing, sale or other monetization of products relating to Myeloma or Diffuse Large B Cell Lymphoma that will or may reasonably be expected to compete with the Company’s products. For clarification with respect to (i) above, this means that the non-solicitation of employees provision remains in full force and effect, and the non-solicitation of clients provisions remain in full force and effect to the extent they relate to Executive’s ability to provide non-legal services to a competitor or to pursue the Company’s clients other than for the purposes of providing legal services. Further, the Company and Executive agree to amend the Restrictive Covenants Agreement such that Executive’s non-competition obligations shall only apply during the period of Executive’s employment with the Company and for a period of twelve (12) months after the termination or cessation of Executive’s employment with the Company.

6.

Confidentiality – Executive understands and agrees that, except as otherwise permitted by Section 8 below, the contents of the negotiations and discussions resulting in this Agreement shall be maintained as confidential by Executive and his agents and representatives and shall not be disclosed except as otherwise agreed to in writing by the Company and except to his immediate family, legal, financial and tax advisors, on the condition that any individuals so informed must hold the above information in strict confidence. Notwithstanding the foregoing, Executive may provide the Consulting Agreement and the Restrictive Covenants Agreement, as modified by this Transition Agreement, to a prospective future employer. Any required public disclosure around the terms of this Transition Agreement and the Consulting Agreement shall be determined in coordination with Executive.

7.

Return of Company Property – Executive confirms that, except as may be required to perform the Services (as defined in the Consulting Agreement) or as specifically instructed otherwise by the Company, on the Resignation Date (or at such earlier time as requested by the Company), Executive will return to the Company all property of the Company, tangible or intangible, including but not limited to keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers,

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wireless handheld devices, cellular phones, tablets, etc.), Company identification and any other Company-owned property in Executive’s possession or control and that Executive will leave intact all electronic Company documents, including but not limited to those that Executive developed or helped to develop during Executive’s employment. Executive further confirms that, except as Executive may be specifically instructed otherwise by the Company, on the Resignation Date (or at such earlier time as requested by the Company), Executive will cancel all accounts for Executive’s benefit, if any, in the Company’s name, including but not limited to, credit cards, telephone charge cards, cellular phone and/or wireless data accounts and computer accounts. For the avoidance of doubt, Executive may retain his Company-issued laptop computer during the Consultation Period.

8.

Scope of Disclosure Restrictions – Nothing in this Agreement or elsewhere prohibits Executive from communicating with government agencies about possible violations of federal, state, or local laws or otherwise providing information to government agencies, filing a complaint with government agencies, or participating in government agency investigations or proceedings. Executive is not required to notify the Company of any such communications; provided, however, that nothing herein authorizes the disclosure of information Executive obtained through a communication that was subject to the attorney-client privilege. Further, notwithstanding Executive’s confidentiality and nondisclosure obligations, Executive is hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

9.

Cooperation – Executive agrees that, to the extent permitted by law, he shall cooperate fully with the Company in the investigation, defense or prosecution of any claims or actions which already have been brought, are currently pending, or which may be brought in the future against the Company by a third party or by or on behalf of the Company against any third party, whether before a state or federal court, any state or federal government agency, or a mediator or arbitrator. Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with the Company’s counsel, at reasonable times and locations designated by the Company, to investigate or prepare the Company’s claims or defenses, to prepare for trial or discovery or an administrative hearing, mediation, arbitration or other proceeding, to provide any relevant information in his possession, and to act as a witness when requested by the Company. The Company will reimburse Executive for all reasonable travel, food and lodging expenses (after submission of receipts satisfactory to the Company) that he incurs to comply with this paragraph. Executive further agrees that, to the extent permitted by law, he will notify the Company promptly in the event that he is served with a subpoena (other than a subpoena issued by a government agency), or in the event that he is asked to provide a third party

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(other than a government agency) with information concerning any actual or potential complaint or claim against the Company. Following the Resignation Date, the Company agrees to pay Executive $400 per hour for providing any requested cooperation hereunder, except that the Company will not pay Executive for time spent testifying in any arbitration, trial, administrative hearing or other proceeding.

10.

Amendment and Waiver – This Agreement shall be binding upon the Parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the Parties. This Agreement is binding upon and shall inure to the benefit of the Parties and their respective agents, assigns, heirs, executors/administrators/personal representatives, and successors. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

11.

Validity – Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

12.	Nature of Agreement – Both Parties understand and agree that this Agreement does not constitute an admission of liability or wrongdoing on the part of the Company or Executive.

13.

Voluntary Assent – Executive affirms that no other promises or agreements of any kind have been made to or with Executive by any person or entity whatsoever to cause him to sign this Agreement, and that he fully understands the meaning and intent of this Agreement. Executive further states and represents that he has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs his name of his own free act.

14.

Resolution of Disputes – Any controversy or claim arising out of or relating to this Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, shall be submitted to arbitration in Boston, Massachusetts before a single arbitrator (applying Massachusetts law), in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (“AAA”) as modified by the terms and conditions of this Section 14; provided, however, that provisional injunctive relief may, but need not, be sought in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the arbitrator. The arbitrator shall be selected by mutual agreement of the parties or, if the parties cannot agree, by striking from a list of arbitrators supplied by AAA. The arbitrator shall issue a written opinion revealing, however briefly, the essential findings and conclusions upon which any award is based. Final resolution of any dispute through arbitration may include any remedy or relief which the arbitrator deems just and equitable. Any award or relief granted by the arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent

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jurisdiction. The Company shall pay the arbitrator’s fees and all AAA costs and administrative fees in excess of the amount of filing and other court-related fees Executive would have been required to pay if Executive initiated claims in a court of law.

15.

Governing Law – This Agreement shall be interpreted and construed by the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions. Each of the Company and Executive hereby irrevocably submits to and acknowledges and recognizes the jurisdiction and venue of the courts of the Commonwealth of Massachusetts, or if appropriate, the United States District Court for the District of Massachusetts (which courts, for purposes of this Agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this Agreement or the subject matter thereof, to the extent that such suit, action, or other proceeding is not required to be resolve through binding arbitration, as set forth in Section 14 above.

16.

Entire Agreement – This Agreement contains and constitutes the entire understanding and agreement between the Parties hereto with respect to Executive’s transition from the Company and cancels all previous oral and written negotiations, agreements, commitments and writings in connection therewith, including without limitation, any agreements to provide any severance or other post-employment benefits to Executive pursuant to the Offer Letter. For the avoidance of doubt, nothing herein supersedes or modifies Executive’s obligations to arbitrate pursuant to Section 7 of the Offer Letter or his obligations pursuant to the Restrictive Covenants Agreement, except as modified herein by Section 5 hereof.

17.

Counterparts – This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Facsimile and digital signatures shall be deemed to be of equal force and effect as originals.

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IN WITNESS WHEREOF, the Parties have set their hands and seals to this Agreement as of the date(s) written below.

KARYOPHARM THERAPEUTICS INC.

By:	/s/ Steven Rotman	Date:	September 25, 2020
Name:	Steven Rotman
Title:	Chief Human Resources Officer

CHRISTOPHER B. PRIMIANO

/s/ Christopher B. Primiano		Date:	September 25, 2020

Attachment A

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”), effective as of the Effective Date (as defined herein), is entered into between Karyopharm Therapeutics Inc. (the “Company”) and Christopher B. Primiano (the “Consultant”). The Consultant and the Company are referred to in this Agreement individually as a “Party” and collectively as the “Parties”.

WHEREAS, the Company wishes to engage the Consultant to provide certain advisory and other consulting services to the Company, and the Consultant wishes to provide such services to the Company, in each case subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing, and of the mutual covenants set forth in this Agreement, the Parties agree as follows:

1.

Engagement and Performance of Services. The Company hereby engages the Consultant to perform the consulting services as described under the heading Services in Exhibit A (the “Services”). The Consultant shall perform the Services remotely unless the circumstances specifically require that the Consultant be present at the Company’s facilities, or at other locations as mutually agreed upon by the Parties. The Services may be provided by telephone or video conference or as otherwise agreed by the Parties. In performing the Services, the Consultant shall comply with all applicable laws and regulations and shall perform Services in a manner that is consistent with relevant industry and professional standards.

2.

Consideration. In full consideration of the Services performed and rights granted by the Consultant under this Agreement, and for so long as the Consultant provides Services to the Company pursuant to this Agreement, any and all outstanding and unvested equity awards granted to the Consultant by the Company will continue to vest and be exercisable in accordance with the applicable equity plans and award agreement. In addition, the Company shall reimburse the Consultant for all reasonable and necessary expenses incurred or paid by the Consultant, at the Company’s request and with the Company’s prior written approval, in connection with the Consultant’s performance of the Services, subject, however, to any applicable Company expense policy provided to the Consultant. In addition, the Company shall pay to the Consultant a consulting fee of $400 per hour worked (as requested by the Company) after the fifth hour worked in any calendar month, payable in arrears on the last day of each month.

3.

Relationship of Parties. The Consultant shall perform the Services as an “independent contractor” and not as an employee or agent of the Company. The Consultant is not authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, the Company or to bind the Company in any manner. The Consultant shall not be entitled to any benefits, coverage or privileges, including, without limitation, social security, unemployment, medical or pension payments, made available to employees of the Company; provided, however, and for the avoidance of doubt, that the foregoing shall not restrict the Consultant from receiving any benefits pursuant to the

Transition Agreement by and between him and the Company (the “Transition Agreement”). The Consultant will be fully responsible for all taxes, contributions and insurance coverage applicable to the Consultant, other than as described in the Transition Agreement.

4.	Non-Disclosure, Inventions Assignment, Non-Competition, and Non-Solicitation Obligations.

(a)

The Consultant acknowledges and reaffirms the obligations set forth in the March 17, 2014 Nondisclosure and Inventions Assignment Agreement by and between the Consultant and the Company (the “Restrictive Covenant Agreement”), as amended by the Transition Agreement. For purposes of the Restrictive Covenant Agreement, the Parties acknowledge and agree that the Business Relationship between the Parties will, except as expressly referenced in the Transition Agreement, continue for the term of this Agreement and the Consultant’s obligations pursuant to the Restrictive Covenant Agreement will continue for the duration of such Business Relationship, and as applicable, for twelve (12) months thereafter.

(b)

Scope of Disclosure Restrictions. Nothing in this Agreement or elsewhere prohibits either Party from communicating with government agencies about possible violations of federal, state, or local laws or otherwise providing information to government agencies or participating in government agency investigations or proceedings. Neither Party is required to notify the other Party of any such communications; provided, however, that nothing herein authorizes the disclosure of information one Party obtained through a communication that was subject to the attorney-client privilege. Further, notwithstanding the Consultant’s confidentiality and nondisclosure obligations, the Consultant is hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

5.

Use of Third Party Facilities or Property. Except as the Company may otherwise consent in writing, the Consultant agrees not to make any use of any funds, space, personnel, facilities, equipment, employees or other resources of a third party, in performing the Services, nor to take any other action that would result in a third party owning or having a right in the results of the Services or the Inventions. Without limiting the foregoing, the Consultant agrees that it will not utilize in the performance of any Services or incorporate into any deliverables or materials provided to the Company: (i) any confidential information of the Consultant or any third party; or (ii) any technology, materials, know-how or inventions, covered by proprietary rights of the Consultant or any third party, except as the Consultant is freely permitted to do without further compensation by the Company to the Consultant or any third party. In the event the Consultant incorporates any proprietary know-how, materials, inventions or technology of the Consultant into any Inventions or deliverables or other results of Services, the Consultant hereby grants to the Company a perpetual, irrevocable, non-exclusive, worldwide, royalty-free, fully paid-up license (with a right to grant sublicenses) under the Consultant’s intellectual property rights in such know-how, materials, inventions or technology solely to the extent necessary for the Company to utilize the Inventions or deliverables or other results of Services for any purpose.

6.

Record Retention and Storage. In no event shall the Consultant dispose of any records or files generated by the Consultant in the course of providing Services (the “Records”) without first giving the Company sixty (60) days’ prior written notice of the Consultant’s intent to do so and an opportunity to have the Records transferred to the Company. Notwithstanding anything in this Section 6 to the contrary, the Consultant may retain copies of the Records to the extent necessary for compliance with applicable law or regulatory requirements, subject to the Consultant’s continuing obligations of confidentiality and restrictions on use under this Agreement, and the Company’s right to access such retained Records, and have copies made upon reasonable notice to the Consultant.

7.	Representation, Warranties and Covenants.

(a)

No Conflict. The Consultant represents that, except as the Consultant has disclosed in writing to the Company, the Consultant is not bound by the terms of any agreement with any employer or other party which are inconsistent with the provisions of this Agreement. The Consultant further represents that the Consultant’s performance of the Services, and the grant of rights specified in this Agreement, do not and will not conflict with, or breach any, agreement with any prior or existing employer or other entity (including without limitation any nondisclosure or non-competition agreement), and that the Consultant will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any employer or others unless the Consultant has a license to use such information and materials and to allow the Company to use such information and materials.

(b)

No Debarment. The Consultant has not been, and is not under consideration to be, excluded, suspended, debarred or otherwise declared ineligible to participate in federal healthcare programs, federal procurement or non-procurement programs, or from any other activities or programs related to the Services contemplated by this Agreement, including debarment under the provisions of the Generic Drug Enforcement Act of 1992, as amended from time to time.

(c)

No Use of Name. Unless the Company otherwise consents in writing, the Consultant shall not disclose to a third party contents of the negotiations and discussions resulting in this Agreement; provided, however, Consultant may provide the Consulting Agreement and the Restrictive Covenants Agreement, as modified by the Transition Agreement, to a prospective future employer. Neither Party may use the other Party’s name in any form of advertising or promotion, including press releases, without the prior written consent of the other Party, except the Company may disclose that it has engaged the Services of the Consultant and may describe the nature of the Services. The provisions of this Section 7(c) shall not restrict a Party’s ability to use the other Party’s name in filings with the Securities and Exchange Commission, the United States Food and Drug Administration, or other governmental agencies, when required by applicable law or regulation to do so.

(d)

Not Employment Contract. The Consultant acknowledges that the Consultant is not an employee of the Company, that this Agreement does not constitute a contract of employment and does not imply that the Company will continue this Agreement in effect for any period of time beyond its terms.

8.	Consultation Period; Termination.

(a)

Consultation Period. The term of this Agreement shall commence on the date following the Consultant’s separation from employment with the Company (such that there shall be no gap in the Consultant’s business relationship with the Company) (the “Effective Date”) and shall continue in effect until December 31, 2021, unless earlier terminated (x) at any time upon the mutual written consent of the parties hereto or (y) by either Party as set forth in Section 8(b) below (the “Consultation Period”). For the avoidance of doubt, however, the Consultation Period shall not commence, and this Agreement shall be null and void, if, as specified in the Consultant’s Transition Agreement with the Company, the Consultant’s employment with the Company is terminated prior to the Resignation Date (as defined therein) either (x) by the Consultant without Good Reason (as defined therein) or (y) by the Company for Cause (as defined therein).

(b)

Termination. The Consultant may terminate this Agreement upon thirty (30) days’ prior written notice to the Company. In addition, either Party may terminate this Agreement upon fifteen (15) days’ prior written notice to the other Party if such other Party has materially breached this Agreement and fails to cure the breach within sixty (60) days of notice being effectively given pursuant to Section 9 hereof. In the event of termination by either Party as permitted under this Agreement, the Company shall direct the Consultant as to whether the Consultant shall stop performing the Services immediately or shall continue such performance for all or part of the applicable notice period.

(c)

Survival. The termination or expiration of this Agreement shall not affect the rights or obligations which have accrued prior to the effective date of such termination or expiration. Sections 4, 6, 7(c), 8, and 12 of this Agreement shall survive any termination or expiration of this Agreement.

9.

Notice. All notices required or permitted under this Agreement will be in writing. Notices shall be given by: (a) delivery in person; (b) by first class mail with confirmation of delivery, or overnight courier with confirmation of delivery, to, in the case of Consultant, to the address on file for the Company, and in the case of the Company, to 85 Wells Ave, Newton, MA, 02459, or for either Party, at such other address as the recipient may specify in writing under this procedure; or (c) by email with confirmation of read receipt. Notices will be deemed to have been given (i) three (3) business days after deposit in the U.S. mail with proper postage for first class registered or certified mail prepaid, return receipt requested; (ii) one (1) business day after being sent by a nationally recognized courier service for next day delivery; or (iii) confirmation of read receipt of email. In case of email Notice, if confirmation of read receipt is not returned, notices must be sent by overnight courier. Notices to the Company must be marked “Attention: Chief Executive Officer” with a copy to the Chief Human Resources Officer.

10.

Assignment; No Subcontracting. This Agreement shall be binding upon and enure to the benefit of the Parties and their respective successors and permitted assigns. The Consultant may not assign, subcontract or delegate any of the Consultant’s rights or obligations under this Agreement without the prior written consent of the Company. The Company may assign this Agreement to any of its affiliates or to any successor by law or by merger, acquisition or sale of assets, provided that any such assignee shall assume all obligations of the Company under this Agreement.

11.

Severability. Each and every provision set forth in this Agreement is independent and severable from the others, and no provision will be rendered unenforceable by virtue of the fact that, for any reason, any other provision may be invalid or unenforceable in whole or in part. If any provision of this Agreement is invalid or unenforceable for any reason whatsoever, that provision will be appropriately limited and reformed to the maximum extent provided by applicable law. If the scope of any restriction contained herein is too broad to permit enforcement to its full extent, then such restriction will be enforced to the maximum extent permitted by law so as to be judged reasonable and enforceable. If, as a result of the unenforceability of a provision or any limitation on enforceability, the intent of the parties in entering into this Agreement is materially affected, the parties will negotiate in good faith to amend this Agreement to as close as possible implement the original intent of the parties.

12.	Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Massachusetts, without reference to the state’s conflict-of-laws principles.

13.

Entire Agreement. This Agreement constitutes the entire agreement between the Parties pertaining to its subject matter; provided, however, that this Agreement does not supersede any obligation by any individual who was formerly employed by the Company. For clarification, but not limitation, this means that if there is a conflict between Sections 4, 5, or 6 of this Agreement, on the one hand, and any agreement regarding confidentiality, inventions assignment, non-solicitation, and/or non-competition obligations for a former employee of the Company, including, without limitation, the Restricted Covenant Agreement (as amended by the Transition Agreement), such conflict will be resolved in the manner most protective of the Company.

14.

Waivers. No delay or omission by a Party in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by a Party will be effective only if contained in a written document signed by such Party. A waiver or consent given by a Party on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

15.	Amendments. No amendment of this Agreement shall be binding unless executed in writing by both Parties.

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IN WITNESS WHEREOF, the Company and the Consultant have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

KARYOPHARM THERAPEUTICS INC.	CONSULTANT:

By:	By:
Name:	Name:
Title:

Exhibit A

I.	DESCRIPTION OF SERVICES

The Consultant shall provide assistance to the Company, as from time to time reasonably requested by the Chief Executive Officer, Chief Human Resources Officer, Senior Vice President, Legal or Senior Vice President, Business Development, in any area related to the legal matters or ongoing business development needs of the Company and its subsidiaries.

The Consultant shall devote up to 20 hours per month to providing Services.